Exhibit 99.1

Second Sight Appoints Will McGuire as President and CEO

Dr. Robert Greenberg appointed Chairman of the Board of Directors

Dr. Alfred Mann assumes role of Chairman Emeritus

Sylmar, CA, June 25, 2015 – Second Sight Medical Products, Inc. (NASDAQ: EYES) ("Second Sight" or "the Company"), a developer, manufacturer and marketer of implantable visual prosthetics that provide some useful vision to blind patients, today announced the appointment of Will McGuire, a 20-year veteran of the life sciences industry, as President and Chief Executive Officer (CEO) of Second Sight, effective August 18, 2015. Mr. McGuire succeeds Dr. Robert Greenberg, who will become Chairman of the Board of Directors of Second Sight, replacing Alfred Mann, who will assume the role of Chairman Emeritus.

“Will brings an immense depth of experience in the life sciences industry that will advance Second Sight’s commercialization of the Argus® II Retinal Prosthesis. After a thorough search process, management and the Board of Directors are confident that Will’s broad experience, execution expertise, and strong leadership skills make him the right individual to fully commercialize and rapidly expand our business,” said Dr. Greenberg, current President and CEO of Second Sight.

“I look forward to working closely with Will and the Board of Directors in my role as Chairman, with the shared goal of advancing next generation products such as the Orion® I Visual Cortical Prosthesis and other initiatives to further build value for patients and shareholders alike. In this effort we will also benefit from the ongoing contributions of Al Mann, who will continue to provide valuable counsel to Second Sight as Chairman Emeritus,” added Dr. Greenberg.

“We are excited to welcome Will to Second Sight. His addition strengthens an already outstanding management team that has brought vision within the reach of so many blind individuals. Furthermore, I believe Bob will continue to inspire, in his role as Chairman, with as much skill as he led the Company as President and CEO. I am confident all of our constituents will be well served in their capable hands,” added Alfred Mann, current Chairman of the Board of Second Sight.

Page 2: Second Sight Appoints Will McGuire New President & Chief Executive Officer

Will McGuire joins Second Sight from Volcano Corporation, where he was President of Americas Commercial since 2014 and Senior Vice President and General Manager of Coronary Imaging, Systems and Program Management since 2013. Volcano, the global leader in intravascular imaging for coronary and peripheral applications and physiology, was acquired by Royal Philips in February 2015. Prior to joining Volcano, Mr. McGuire served as Vice President and General Manager of Patient Monitoring at Covidien. He previously served as President and Chief Executive Officer of AtheroMed, Inc., a venture capital-backed peripheral atherectomy company, prior to which he was Chief Operating Officer at Spectranetics Corporation, a publicly-traded medical device company. In addition, Mr. McGuire held various positions at Guidant Corporation from 1998 to 2005 including General Manager of Guidant Latin America; Director of U.S. Marketing for Vascular Intervention (VI); Director of Global Marketing for VI; and, Production Manager for Coronary Stents. Prior to 1998, Mr. McGuire held positions in Finance and Production at IVAC Medical Systems. A graduate of the Georgia Institute of Technology, Mr. McGuire received his M.B.A. from the Kenan-Flagler Business School at the University of North Carolina at Chapel Hill.

About the Argus® II Retinal Prosthesis System

Second Sight's Argus II System provides electrical stimulation that bypasses the defunct retinal cells and stimulates remaining viable cells inducing visual perception in individuals with severe to profound Retinitis Pigmentosa. The Argus II works by converting images captured by a miniature video camera mounted on the patient's glasses into a series of small electrical pulses, which are transmitted wirelessly to an array of electrodes implanted on the surface of the retina. These pulses are intended to stimulate the retina's remaining cells, resulting in the perception of patterns of light in the brain. The patient then learns to interpret these visual patterns, thereby regaining some visual function. The Argus II is the first artificial retina to receive widespread approval, and is offered at approved centers in Canada, France, Germany, Italy, Netherlands, Saudi Arabia, Spain, Switzerland, Turkey, United Kingdom, and the U.S.

About Second Sight

Second Sight's mission is to develop, manufacture and market innovative implantable visual prosthetics to enable blind individuals to achieve greater independence. Second Sight has developed and manufactures the Argus® II Retinal Prosthesis System. Enrolment is underway in a trial to test the safety and utility of the Argus II in individuals with Dry Age-Related Macular Degeneration. Second Sight is also developing the Orion™ I Visual Cortical Prosthesis to restore some vision to individuals who are blind due to causes other than preventable or treatable conditions. U.S. Headquarters are in Sylmar, CA, and European Headquarters are in Lausanne, Switzerland. For more information, visit www.secondsight.com.

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Safe Harbor

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange and Exchange Act of 1934, as amended, which are intended to be covered by the "safe harbor" created by those sections. All statements in this release that are not based on historical fact are "forward looking statements." These statements may be identified by words such as "estimates," "anticipates," "projects," "plans," or "planned," "seeks," "may," "will," "expects," "intends," "believes," "should" and similar expressions or the negative versions thereof and which also may be identified by their context. All statements that address operating performance or events or developments that Second Sight expects or anticipates will occur in the future are forward-looking statements. While management has based any forward looking statements included in this release on its current expectations, the information on which such expectations were based may change. Forward-looking statements involve inherent risks and uncertainties which could cause actual results to differ materially from those in the forward-looking statements, as a result of various factors including those risks and uncertainties described in the Risk Factors and in Management's Discussion and Analysis of Financial Condition and Results of Operations sections of our Annual Report on Form 10-K as filed on March 17, 2015 and our other reports filed from time to time with the Securities and Exchange Commission. We urge you to consider those risks and uncertainties in evaluating our forward-looking statements. We caution readers not to place undue reliance upon any such forward-looking statements, which speak only as of the date made. Except as otherwise required by the federal securities laws, we disclaim any obligation or undertaking to publicly release any updates or revisions to any forward-looking statement contained herein (or elsewhere) to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

Investor Relations:

Institutional Investors

In-Site Communications, Inc.

Lisa Wilson, President

212-452-2793

lwilson@insitecony.com

or

Individual Investors

MZ North America

Matt Hayden, Chairman

949-259-4896

matt.hayden@mzgroup.us

Media Relations:

Pascale Communications, LLC

Allison Potter, Senior Account Executive

412-228-1678

allison@pascalecommunications.com

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